SCHEDULE I
GE CAPITAL EQUITY INVESTMENTS, INC.
OFFICERS AND DIRECTORS

	Sherwood Dodge	Sole Director, President & Chief Executive Officer
	Barbara J. Gould	Secretary
	Frank Ertl	Senior Managing Director, Chief Financial Officer & Treasurer
	Anne E. Dorsey	Managing Director
	Michael Fisher	Senior Managing Director
*	Karen Rode	Senior Managing Director
	Michael Donnelly	Managing Director
	Jonathan Glass	Senior Vice President
	Patrick Kocsi	Senior Managing Director
*	Bruce Ingram	Senior Vice President
*	Mark Hutchings	Senior Vice President
	Hugh Golden	Managing Director
	Regina Borden	Senior Vice President
	Rajan Gupta	Vice President
	Robert Roderick	Senior Vice President
*	Mark Holroyd	Vice President
	Rafael Torres	Senior Vice President
	Bryant Cohen	Vice President – Taxes
*	Robert M. Grimm	Vice President
*	Betsie Kempf	Vice President
	Shin Kimura	Vice President
*	Nick Markus	Vice President
	Mark O’Leary	Senior Managing Director
	Barbara A. Lane	Managing Director and Assistant Secretary
	Kelly Hodges	Senior Vice President and Assistant Secretary
	Jonas Svedlund	Senior Vice President and Assistant Secretary
	Guille Tribe	Assistant Secretary
	Ann E. Jerge	Assistant Secretary

*Address:
50 West Monroe St.
Chicago, IL  60661

All Others:
201 Merritt 7
Norwalk, CT 06851
I - 1